Exhibit 10.4
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2024, by and among Duckhorn Wine Company (the “Company”), The Duckhorn Portfolio, Inc. (“Parent,” together with the Company, the “Companies”) and Zach Rasmuson (the “Executive”), and is effective as of January 12, 2024 (the “Effective Date”). This Agreement amends and restates in its entirety the Amended and Restated Employment Agreement by and between the Companies and the Executive, dated as of March 8, 2021 (the “Prior Agreement”).

1.Position and Duties.
(a)Effective as of the Effective Date, the Executive will continue to be employed as Executive Vice President, Chief Operating Officer of each of the Companies, on a full-time basis, reporting to the Company’s Chief Executive Officer. In addition, the Executive may be asked from time to time to serve as a director or officer of one or more of Affiliates of the Companies, without further compensation.
(b)The Executive agrees to perform the duties of his position and such other duties consistent with his position as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Companies, he will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Companies and their Affiliates and to the discharge of his duties and responsibilities for them.

(c)The Executive agrees that, while employed by the Companies, he will comply with all of their policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time, in each case that have been made available to the Executive or are otherwise known or reasonably should be known by the Executive.

2.Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Companies and their Affiliates, the Companies will provide the Executive the following compensation and benefits:

(a)Base Salary. The Companies will pay the Executive a base salary at the rate of $402,000 per year, beginning with the first payroll period following the Effective Date, payable in accordance with the regular payroll practices of the Companies and subject to increase from time to time by the Board of Directors of Parent (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) in its respective discretion (as increased, from time to time, the “Base Salary”).

(b)Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus (each, an “Annual Bonus”). The Executive’s target bonus will be 50% of the Base Salary (the “Target Bonus”), with the actual amount of any Annual Bonus to be determined by the Board or the Compensation Committee based on the achievement of performance goals established by the Board or the Compensation Committee and pursuant to the terms and conditions of the bonus plan for executives of the Companies. Except as expressly provided in Section 5(b) of this Agreement, in order to receive any Annual Bonus hereunder, the Executive must be employed through the date that such Annual Bonus is paid.

(c)Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Companies generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. Without limiting the generality of the foregoing, such benefits available to the Executive as of the Effective Date will be the same or substantially similar to those benefits available to the Executive immediately prior to the Effective Date. The Executive will also be eligible to receive certain fringe benefits as set forth on Schedule I attached hereto.

(d)Paid Time Off. In addition to holidays observed by the Companies, the Executive will be entitled to use paid time off in accordance with the Companies’ flexible paid time off policy applicable to certain executives of the Companies, as described in this Section 2(d) (the “ELT PTO Policy”). Paid time off will not be earned or accrued, but may be taken at such times and intervals as the Executive shall reasonably determine, subject to the business needs of the Companies; provided, further, that (i) the Executive may not take more than two (2) consecutive weeks of paid time off without the prior consent of the Chief Executive Officer of the Companies and (ii) paid time may not be used for any type of absence covered under any of the leave of absence policies maintained by the Companies. Because paid time off is not earned or accrued, it is not considered “accrued paid leave” or “accrued leave time” for purposes of federal or state leave laws. The Executive will not be compensated for any unused paid time off at the end of the calendar year or upon any termination of the Executive’s employment with the Companies; provided, however, that any paid time off that the Executive earned under the Companies’ prior policy through January 7, 2024, but that had not yet been used (the “Accrued PTO”), shall not be forfeited and shall be paid to the Executive, at the rate of the Base Salary, upon termination of employment. The Executive agrees that the Companies retain the right to terminate, amend, or modify the ELT PTO Policy at any time.

(e)Business Expenses. The Companies will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Companies, subject to any maximum annual limit and other restrictions on such expenses set by the Companies and to such reasonable substantiation and documentation as may be specified by the Companies from time to time. The Executive’s right to any payment or reimbursement from the Companies shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.Confidential Information and Restricted Activities.

(a)Confidential Information. During the course of the Executive’s employment with the Companies, the Executive has learned and will continue to learn of Confidential Information, and has developed and will continue to develop Confidential Information on behalf of the Companies and their Affiliates. The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Companies) any Confidential Information obtained by the Executive incident to his employment or any other association with the Companies or any of their Affiliates. The Executive agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity (or requires the Executive to furnish notice to the Companies of the same) and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means. In addition, nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.

(b)Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company, Parent or any of their Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Companies. The Executive agrees to safeguard all Documents and to surrender to the Companies, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in his possession or control. The Executive also agrees to disclose to the Companies, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company, Parent or any of their Affiliates.

(c)Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Companies. The Executive hereby assigns and agrees to assign to the Companies (or as otherwise directed by the Companies) his full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Companies to assign the Intellectual Property to the Companies (or as otherwise directed by the Companies) and to permit the Companies to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Companies or any of their Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Companies.

(d)Restricted Activities. The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company, Parent and their Affiliates:
(i)While the Executive is employed by the Companies, the Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in or compete with, or undertake any planning to engage in or compete with, any business conducted or in active planning to be conducted by the Company, Parent or any of their Affiliates in any geographic area where the Company, Parent or any of their Affiliates conducts or is actively planning to conduct business.

(ii)While the Executive is employed by the Companies, the Executive will not, directly or indirectly, (a) solicit or encourage any customer, vendor, supplier or other business partner of the Company, Parent or any of their Affiliates to terminate or diminish his, her or its relationship with any of them or (b) seek to persuade any such customer, vendor, supplier or other business partner, or any prospective customer, vendor, supplier, or other business partner of the Company, Parent or any of their Affiliates, to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with the Company, Parent or any of their Affiliates; provided, however, that these restrictions shall apply only if the Executive has performed work for such Person during his employment with the Company, Parent or any of their Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company, Parent or any of their Affiliates or has had access to Confidential Information which would assist in his solicitation of such Person.

(iii)While the Executive is employed by the Companies, the Executive will not, directly or indirectly, hire or engage any employee of the Company, Parent or any of their Affiliates.

(iv)While the Executive is employed by the Companies and during the twelve (12)-month period immediately following termination of his employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), the Executive will not, directly or indirectly, (a) solicit for hiring or engagement any employee of the Company, Parent or any of their Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company, Parent or any of their Affiliates to terminate or diminish his, her or its relationship with any of them. For the purposes of this Section 3(d)(iv), an “employee” or an “independent contractor” of the Company, Parent or any of their Affiliates is any Person who was such at any time during the six (6)-month period immediately preceding the activity restricted by this Section 3(d)(iv). Notwithstanding the foregoing, a general solicitation on the part of the Executive by form letter, blanket mailing or published advertisement that is not directed at any of the Persons described in this Section 3(d)(iv) will not, solely by reason thereof, constitute a violation of this Section 3(d)(iv).

(e)In signing this Agreement, the Executive gives the Companies assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3. The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company, Parent and their Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company, Parent and their Affiliates would be irreparable. The Executive therefore agrees that the Companies, in addition and not in the alternative to any other remedies available to them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing their rights hereunder. The Executive further agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by the Executive of any of the covenants contained in Section 3(d)(iv) above. The Executive and the Companies further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Companies’ Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. No claimed breach of this Agreement or other violation of law attributed to the Company, Parent or any of their Affiliates, or change in the nature or scope of the Executive’s employment or other relationship with the Company, Parent or any of their Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 3.

4.Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)By the Companies For Cause. The Companies, or either of them, may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s material failure to perform (other than by reason of disability), or substantial negligence in the performance of, the Executive’s duties and responsibilities to the Company, Parent or any of their Affiliates, which material failure or substantial negligence, if curable, is not cured by the Executive within twenty (20) days after the Board’s notice to the Executive of such breach; (ii) the Executive’s material breach of this Agreement or any other agreement between the Executive and the Company, Parent or any of their Affiliates, which material breach, if curable, is not cured by the Executive within twenty (20) days after the Board’s notice to the Executive of such breach; (iii) the Executive’s commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) the Executive’s fraud, theft, embezzlement or material dishonesty, in each case with respect to the Company, Parent or any of their Affiliates; provided, however, that the Board will not be required to provide more than one notice and opportunity to cure under subsection (i) or (ii) with respect to any repeated or substantially similar events or circumstances.

(b)By the Company Without Cause. The Companies, or either of them, may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c)By the Executive for Good Reason. The Executive may terminate his employment for Good Reason, provided that (i) the Executive provides written notice to the Companies, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (ii) the condition remains uncured by the Company or Parent, as applicable, for a period of thirty (30) days following such notice and (iii) the Executive terminates his employment, if at all, not later than thirty (30) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent: (A) the Company’s or Parent’s relocation of the Executive’s primary place of work by more than twenty-five (25) miles or (B) the Company’s or Parent’s material breach of this Agreement.

(d)By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason at any time upon thirty (30) days’ notice to the Companies. The Board may elect to waive such notice period or any portion thereof.

(e)Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Companies, or either of them, may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company, Parent and their Affiliates, the Executive shall, at the Companies’ request, submit to a medical examination by a physician selected by the Companies to whom the Executive or the Executive’s guardian, if any, has no reasonable objection (provided that such physician must maintain a regular practice in Sonoma County or Napa County, California) to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Companies’ good faith, reasonable determination of the issue shall be binding on the Executive.

5.Other Matters Related to Termination.

(a)Final Compensation. In the event of termination of the Executive’s employment with the Companies, howsoever occurring, the Companies shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; (ii) compensation at the rate of the Base Salary for any Accrued PTO; and (iii) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such expenses are reimbursable under policies of the Companies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within the time period required by law.

(b)Severance Benefits. In the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, the Companies will pay the Executive, in addition to Final Compensation, (i) the Base Salary for a period of twelve (12) months following the date of termination (the “Severance Payments”), (ii) provided that the Executive timely elects to continue the Executive’s coverage and, if applicable, that of the Executive’s eligible dependents in the Companies’ group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to the monthly health premiums for such coverage paid by the Companies on behalf of the Executive and the Executive’s eligible dependents, if any, based on the portion of such monthly health premiums paid by the Companies immediately prior to the date that the Executive’s employment terminates until the earlier of (y) the date that is twelve (12) months following the date that the Executive’s employment terminates and (z) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms (the “Health Continuation Benefits”) and (iii) any bonus determined by the Board or the Compensation Committee pursuant to Section 2(b) above for the fiscal year prior to the fiscal year in which the Executive’s employment terminates, to the extent such bonus has not yet been paid as of the date of such termination (the “Prior Year Bonus” and, together with the Severance Payments and the Health Continuation Benefits, the “Severance Benefits”).

(c)Conditions To And Timing Of Severance Benefits. Any obligation of the Companies to provide the Executive the Severance Benefits is conditioned on his signing and returning, without revoking, to the Companies a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Companies at the time that the Executive’s employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Severance Payments to which the Executive is entitled will be payable in the form of salary continuation in accordance with the normal payroll practices of the Companies. Any Health Continuation Benefits to which the Executive is entitled will be payable in substantially equal monthly installments.  Any Prior Year Bonus to which the Executive is entitled will be payable at the time that annual bonuses for such year are paid to employees of the Companies generally (which in no event will be later than December 31 of the year following the year for which such Prior Year Bonus was earned). The first installments of the Severance Payments and the Health Continuation Benefits will be made on the Companies’ next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination. Notwithstanding the foregoing, in the event that the Companies’ payment of the Health Continuation Benefits would subject the Executive or the Companies to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Companies agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A (as defined below), to restructure such benefit.

(d)Benefits Termination. Except for any right the Executive may have under COBRA or other applicable law to continue participation in the Companies’ group health and dental plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment.

(e)Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation certain of the Executive’s obligations under Section 3 of this Agreement. The obligation of the Companies to make payments to the Executive under Section 5(b), and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance of his obligations under Section 3 of this Agreement and of any obligations by the Executive under any other agreement with Parent or the Company that contains post-employment restrictive covenants. Upon termination by either the Executive or the Companies, all rights, duties and obligations of the Executive and the Companies to each other shall cease, except as otherwise expressly provided in this Agreement.
(f)Section 280G. If any payment or benefit that the Executive may receive following a change of control of either of the Companies or any of their Affiliates, the Executive’s termination of employment, or otherwise, whether or not payable or provided under this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of outstanding equity awards; and reduction of employee benefits. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 5(f)

will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Companies (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Companies and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5(f), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code.

6.Timing of Payments and Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Companies in their reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Companies to be a specified employee under Treasury regulation Section 1.409A-1(i).
(c)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)In no event shall the Company, Parent or any of their Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.Definitions. For purposes of this Agreement, the following definitions apply:
“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company or Parent, as applicable, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means any and all information of the Company, Parent and their Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company, Parent or any of their Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or any other agreement between the Executive and the Company, Parent or any of their Affiliates.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off the premises of the Company, Parent or any of their Affiliates) during the Executive’s employment (including prior to the Effective Date) that relate either to the business of the Company, Parent or any of their Affiliates or to any prospective activity of the Company, Parent or any of their Affiliates or that result from any work performed by the Executive for the Company, Parent or any of their Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company, Parent or any of their Affiliates. Notwithstanding the foregoing, Intellectual Property does not include any invention that qualifies fully for exclusion under the provisions of California Labor Code Section 2870, the terms of which are set forth in Exhibit A to this Agreement.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company, Parent or any of their Affiliates.

8.Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Companies any confidential or proprietary information of a third party without that party’s consent.

9.Withholding. All payments made by the Companies under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Companies to the extent required by applicable law.

10.Indemnification. The Executive will be eligible for indemnification in respect of his position as an officer of the Companies to the maximum extent permitted by the by-laws and charter of the Company or Parent, as applicable, in each case, as in effect from time to time, and/or pursuant to any indemnification agreement between Executive and the Company or Parent. The Executive shall be entitled to coverage under the director’s and officer’s indemnification insurance policy maintained by the Company or Parent, as applicable, as in effect from time to time, in accordance with the terms of such insurance policy.

11.Assignment. Neither the Executive nor the Company nor Parent may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Companies may assign their rights and obligations under this Agreement without the Executive’s consent to one of their Affiliates or to any Person with whom the Companies shall hereafter effect a reorganization, consolidate or merge, or to whom the Companies shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive, the Company and Parent, and each of their respective successors, executors, administrators, heirs and permitted assigns.

12.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Companies, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including, without limitation, the Prior Agreement. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. Any obligation of the Companies to make a payment or provide a benefit under Section 2 or 5 of this Agreement may be satisfied by either Parent or the Company. This Agreement may be executed in two or more counterparts, each of which may be executed and transmitted by DocuSign, facsimile, electronic mail, or other means of electronic transmission, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. For the avoidance of doubt, nothing contained herein will supersede the Executive’s obligations under any agreement or plan to which the Executive is a party or in which the Executive participates, in each case, as in effect immediately prior to the Effective Date.

14.Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Companies or, in the case of the Company or Parent, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

[Signature page immediately follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, by Parent, by its duly authorized representative, and by the Executive, as of the date first above written.

        THE COMPANY:

        By: /s/ Deirdre Mahlan
Name: Deirdre Mahlan
Title: Interim President, Chief Executive Officer and Chairperson

PARENT:

By: /s/ S.B.A. Sullivan
Name: Sean Sullivan
Title: Executive Vice President, Chief Strategy and Legal Officer

    THE EXECUTIVE:

         /s/ Zach Rasmuson
    Zach Rasmuson

Exhibit A
Invention Assignment Notice

    You are hereby notified that the Second Amended and Restated Employment Agreement, to which this Invention Assignment Notice is attached as Exhibit A, does not apply to any invention which qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code. The following is the text of California Labor Code § 2870:

CALIFORNIA LABOR CODE SECTION 2870

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Schedule I

None.